AMENDMENT NO. 2

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated May 15, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to remove Invesco Oppenheimer Limited Term Bond Fund, Invesco Oppenheimer Limited-Term Government Fund and Invesco Oppenheimer Government Cash Reserves Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM INVESTMENT SECURITIES FUND (INVESCO INVESTMENT SECURITIES FUND)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco High Yield Bond Factor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Intermediate Bond Factor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %”